UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 15, 2014

RESPONSE BIOMEDICAL CORP.

(Exact name of registrant as specified in its charter)

Vancouver, British Columbia, Canada	000-50571	98 -1042523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1781 - 75th Avenue W.

Vancouver, British Columbia, Canada V6P 6P2

(Address of principal executive offices, including zip code)

(604) 456-6010

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 15, 2014, Response Biomedical Corp. (“Response” or the “Company”) entered into that certain Second Amendment to Loan Agreement (the “Second Amendment”), dated as of December 15, 2014 (the “Second Amendment Effective Date”), by and between Silicon Valley Bank (“SVB” or the “Bank”) and Response, in which the parties amended certain sections of that certain loan agreement (the “Loan Agreement”) by and between SVB and Response entered into on February 11, 2014, and originally filed on February 13, 2014 as Exhibit 10.1 to its Current Report on Form 8-K.

The Second Amendment provides for a term loan facility in an aggregate principal amount of up to US$1,359,375 (the “Refinanced Loan”) maturing on May 1, 2017 (the “Maturity Date”). Loan proceeds shall be used to refinance all of Response’s existing indebtedness to the Bank as of the Second Amendment Effective Date. In addition, the Company and its wholly owned subsidiary, Response Point of Care Inc., have each granted the Bank a security interest in substantially all of its personal property, other than intellectual property, to secure the payment of all amounts owed to the Bank under the Second Amendment.

The Second Amendment further provides for the loan to bear interest at a floating per annum rate equal to 2.5% above the United States prime rate published in The Wall Street Journal. Beginning April 1, 2015, loans made under the term loan facility are payable over a period of 26 consecutive months in equal installments of principal and accrued interest. Prior to April 1, 2015, the Company will be required to make payments of interest on the loans. The Company also must pay customary closing fees for a facility of this size and type.

The Company is required to pay a final payment of 2.5% of the outstanding principal if repaid before December 15, 2015, 3.5% of the outstanding principal if repaid before December 15, 2016 or 4% of the outstanding principal if repaid after December 15, 2016.

In addition, the Company may elect to prepay all amounts owed under the Second Amendment prior to the maturity date therefor, provided that a prepayment fee also is paid, equal to 3% of the amount prepaid if the loans have been outstanding for one year or less from the Second Amendment Effective Date, or 2% of the amount prepaid if the loans have been outstanding for more than one year but less than two years from the Second Amendment Effective Date. After two years from the Second Amendment Effective Date, the Company may prepay the loans without penalty or premium.

The Second Amendment contains customary affirmative and negative covenants for a facility of this size and type, including, among others, covenants limiting the ability of the Company and its subsidiaries to incur indebtedness, grant liens, merge or consolidate, dispose of assets, make certain restricted payments, make investments, make acquisitions, enter into transactions with affiliates, and enter into restrictive agreements, in each case subject to customary exceptions.

The Bank and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates and have received, or may in the future receive, customary fees and commissions for such transactions.

In connection with the Second Amendment, the Company issued the Bank a warrant to purchase an amount of shares of its common stock equal to 3.50% of the Refinanced Loan, or US$47,578, at an exercise price of CAD$1.00, subject to certain adjustment provisions, exercisable until December 15, 2024.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Second Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Second Amendment to Loan Agreement, dated as of December 15, 2014, by and between Silicon Valley Bank and Response Biomedical Corp.
99.1	Press Release, dated December 15, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

response biomedicalcorp.

Date: December 18, 2014	By:	/s/ William J. Adams
	Name:	William J. Adams
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amendment to Loan Agreement, dated as of December 15, 2014, by and between Silicon Valley Bank and Response Biomedical Corp.
99.1	Press Release, dated December 15, 2014.